Exhibit 23.1.2

Stan J.H. Lee, CPA
2160 North Central Rd Suite 203 t Fort Lee t NJ 07024
Mailing Address: P.O. Box 436402 San Ysidro CA 92143-9402
619-623-7799 t Fax 619-564-3408 t stan2u@gmail.com

Consent of Independent Certified Public Accountants
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

The firm of Stan J.H. Lee, CPA consents to the inclusion of our report of May 29, 2009 on the audited consolidated financial statements of Canada AVN Systems Inc. as of March 31, 2009 and 2008, in any filings that are necessary now or in the future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee

Stan J.H. Lee, CPA
Fort Lee, NJ 07024

October 27, 2009